Filed Pursuant to Rule 433
Registration No. 333-165803
Pricing Term Sheet
March 31, 2010

National Semiconductor Corporation

$250,000,000 3.950% Senior Notes due 2015

Pricing Term Sheet

Issuer:	National Semiconductor Corporation (the "Issuer")
Security:	3.950% Senior Notes due 2015 (the "Notes")
Note Type:	Senior Unsecured
Ratings:	Baa1 (Stable) by Moody's Investor Service, Inc.
BB+ (Positive) by Standard & Poor's Ratings Services
BBB (Stable) by Fitch, Inc.
Offering Size:	$250,000,000
Maturity:	April 15, 2015
Trade Date:	March 31, 2010
Coupon:	3.950% per annum
Yield to Maturity:	4.200%
Spread to Benchmark Treasury:	T + 165 basis points
Benchmark Treasury:	2.500% due March 2015
Benchmark Treasury Price & Yield:	Price: 99-24+
Yield: 2.550%
Denominations:	Minimum of $2,000 and integral multiples of $1,000 thereof
Interest Payment Dates:	April 15th and October 15th of each year, beginning on October 15, 2010
Redemption Provisions: Optional Redemption	Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 25 basis points
Use of Proceeds:	Repayment of debt & general corporate purposes
Change of Control Repurchase:
Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the notes by Moody's and S&P), the issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase
Sole Bookrunning Manager:	Goldman, Sachs & Co.
Price to Public (Issue Price):	98.877% plus accrued interest, if any, from April 6, 2010
Settlement Date:	April 6, 2010
CUSIP / ISIN Number:	637640 AF0 / US637640 AF08

National has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents National has filed with the SEC for more complete information about the Issuer and this offering. You should rely only on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co., Prospectus Department, by calling 866-471-2526.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's, Standard and Poor's and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.